As filed with the Securities and Exchange Commission on January 25, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
POST HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
______________________

Missouri (State or other jurisdiction of incorporation or organization)	45-3355106 (I.R.S. Employer Identification No.)
______________________

2503 S. Hanley Road
St. Louis, Missouri 63144
(Address of Principal Executive Offices, including Zip Code)
______________________
Post Holdings, Inc. 2019 Long-Term Incentive Plan
(Full title of the plan)
______________________
Diedre J. Gray
Executive Vice President, General Counsel
and Chief Administrative Officer, Secretary
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
(314) 644-7600
(Name, address and telephone number of agent for service)
______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
______________________
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Post Holdings, Inc. Common Stock, par value $0.01 per share	2,350,000	$94.59	$222,286,500.00	$26,941.13

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of Post Holdings, Inc., a Missouri corporation (the “Company,” “we” or “our”), as may be issued as a result of a stock split, stock dividend, recapitalization or similar transaction.

(2)
This amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on January 24, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Post Holdings, Inc. 2019 Long-Term Incentive Plan (the “Plan”) as required by Rule 428(b).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Company under File No. 001-35305 are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on November 16, 2018;

•
the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on December 10, 2018, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018;

•
each of the Company’s Current Reports on Form 8-K filed with the SEC on October 1, 2018, October 5, 2018, November 15, 2018, November 16, 2018, November 19, 2018 (the first and third Forms 8-K only), November 20, 2018, December 20, 2018, January 10, 2019 and January 18, 2019 (other than the documents, or portions thereof, not deemed to be filed); and

•
the description of the Company’s Common Stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Company’s Registration Statement on Form 10 declared effective on January 26, 2012, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents subsequently filed with the SEC by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the SEC) rather than filed with the SEC. Any statement contained herein or in any document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.    Description of Securities.
The shares of Common Stock being offered pursuant to the Plan have been registered under Section 12 of the Exchange Act.
Item 5.    Interests of Named Experts and Counsel.
The validity of the shares of Common Stock offered hereby has been passed upon by Diedre J. Gray, the Company’s Executive Vice President, General Counsel and Chief Administrative Officer, Secretary. Ms. Gray is paid a salary by the Company, participates in various employee benefit plans offered to employees generally as well as in plans offered to a limited number of key employees and beneficially owns shares of the Company’s Common Stock as well as restricted stock units and performance restricted stock units which may be settled in the Company’s Common Stock and exercisable stock options to purchase shares of the Company’s Common Stock. Ms. Gray will be eligible to participate in the Plan.

Item 6.    Indemnification of Directors and Officers.
The amended and restated articles of incorporation of the Company, as amended (the “articles of incorporation”), limit the liability of our directors to the Company and our shareholders to the fullest extent permitted by Missouri law. Under Missouri law, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him or her in connection with such legal proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. The Company’s articles of incorporation contain provisions indemnifying its directors and officers to the fullest extent permitted by Missouri law. The indemnification permitted or required under Missouri law is not exclusive of any other rights to which these persons may be entitled.
In addition, we maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.
We have entered into indemnification agreements with our directors and certain of our executive officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers and advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
At present there is no pending litigation or proceeding involving any director or officer as to which indemnification is permitted or required. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of Post Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q filed on February 2, 2018)

4.2	Amendment of Amended and Restated Articles of Incorporation of Post Holdings, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q filed on February 2, 2018)

4.3	Amended and Restated Bylaws of Post Holdings, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on January 31, 2018)

4.4	Post Holdings, Inc. 2019 Long-Term Incentive Plan

5.1	Opinion of Diedre J. Gray, Esq., Executive Vice President, General Counsel and Chief Administrative Officer, Secretary of Post Holdings, Inc.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Diedre J. Gray. Esq., Executive Vice President, General Counsel and Chief Administrative Officer, Secretary of Post Holdings, Inc. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9.    Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on this January 25, 2019.

Post Holdings, Inc.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	President and Chief Executive Officer

Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Diedre J. Gray and Jeff A. Zadoks, with full power to each of them to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, or their substitute or substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert V. Vitale	Director, President and Chief Executive Officer (principal executive officer)	January 25, 2019
Robert V. Vitale
/s/ Jeff A. Zadoks	Executive Vice President and Chief Financial Officer (principal financial officer)	January 25, 2019
Jeff A. Zadoks
/s/ Bradly A. Harper	Senior Vice President and Chief Accounting Officer (principal accounting officer)	January 25, 2019
Bradly A. Harper
/s/ William P. Stiritz	Chairman of the Board	January 25, 2019
William P. Stiritz
/s/ Jay W. Brown	Director	January 25, 2019
Jay W. Brown
/s/ Edwin H. Callison	Director	January 25, 2019
Edwin H. Callison
/s/ Gregory L. Curl	Director	January 25, 2019
Gregory L. Curl
/s/ Robert E. Grote	Director	January 25, 2019
Robert E. Grote
/s/ Ellen F. Harshman	Director	January 25, 2019
Ellen F. Harshman
/s/ David W. Kemper	Director	January 25, 2019
David W. Kemper
/s/ David P. Skarie	Director	January 25, 2019
David P. Skarie